Exhibit 10.2
RESTRICTED STOCK UNIT AGREEMENT
For Grantees Located Inside the United States
Awarded to: participant name
Grant Date: grant date
Number of Target Shares: Number of Awards Granted
Maximum Number of Shares: 200% of the Target Shares
This Restricted Stock Unit Agreement (the “Agreement”) is made between FLIR Systems, Inc. (the “Company”), and you, an employee or consultant of the Company or one of its Subsidiaries (the “Grantee”).
The Company sponsors the FLIR Systems, Inc. 2011 Stock Incentive Plan, as amended (the “Plan”). The Plan governs the terms of the award referenced in this Agreement and controls in the event of any ambiguity between the Plan and this Agreement. A copy of the Plan as amended can be found on the Company intranet or may be obtained by contacting the Company’s Human Resources Department. The terms and provisions of the Plan are incorporated herein by reference. By signing this Agreement, you acknowledge that you have obtained and reviewed a copy of the Plan. When used herein, the capitalized terms that are defined in the Plan shall have the meanings given to them in the Plan, including the term “Committee,” which means the Compensation Committee of the Company’s Board of Directors.
Your failure to execute this Agreement within 180 days of the Grant Date may result in its cancellation.
In recognition of the value of your contribution to the Company, you and the Company mutually covenant and agree as follows:

1.
Grant. Subject to the terms and conditions of the Plan and this Agreement, the Company grants to you, the Grantee, the right to receive on the vesting date described herein shares of the Company’s common stock (the “Shares”) under the terms hereof.

2.
No Rights as Shareholder Prior to Issuance and Delivery of Shares. Grantee shall not be deemed for any purpose to be a shareholder of the Company as to any Shares subject to this Agreement, including the right to any dividends issued over the vesting period, until the Shares have been issued and delivered to Grantee in accordance with the Plan and this Agreement.

3.
Dividend Equivalents. If the Company declares one or more cash or stock dividends on the Shares during the period commencing on the Grant Date and ending on and including the day immediately preceding the day on which the Shares subject to this Agreement are issued to you, then, on the date each such dividend is paid to the holders of Shares, you shall be credited with dividend equivalent units (“Dividend Equivalent Units”) in accordance with the following:

(a)
If a dividend with respect to the Shares is payable in cash, then, as of the applicable dividend payment date, you shall be credited with that number of Dividend Equivalent Units (rounded to the nearest whole unit) equal to (i) the amount of the cash dividend payable with respect to a Share, multiplied by (ii) the number of Target Shares indicated as “Number of Target Shares” set forth above (or, if the dividend payment date occurs after the Committee has determined the number of Shares that are eligible to vest in accordance with Appendix A or Section 10, as applicable, such number of Shares that are eligible to vest), divided by (iii) the closing price of a Share on the dividend payment date.

(b)
If a dividend with respect to the Shares is payable in Shares, then, as of the dividend payment date, you shall be credited with that number of Dividend Equivalent Units (rounded to the nearest whole unit) equal to (i) the number of Shares distributed in the dividend with respect to a Share, multiplied by (ii) the number of Target Shares indicated as “Number of Target Shares” set forth above (or, if the dividend payment date occurs after the Committee has determined the number of Shares that are eligible to vest in accordance with Appendix A or Section 10, as applicable, such number of Shares that are eligible to vest).

Any such Dividend Equivalent Units credited hereunder shall be subject to the same terms and conditions which apply to the underlying Shares to which they relate and shall vest and settle, or be forfeited, as applicable, at the same time and in the same manner as the underlying Shares to which they relate. The foregoing does not obligate the Company to pay dividends on the Shares and nothing in the Plan or in this Agreement shall be interpreted as creating such an obligation. Notwithstanding anything to the contrary in this Agreement, if the Shares subject to this Agreement are scheduled to vest and settle between a dividend record date and a dividend payment date, then Dividend Equivalent Units with respect to such dividend shall be credited and paid to you on the earlier of (x) the dividend payment date for such dividend and (y) March 15th following the date on which the underlying Shares to which the Dividend Equivalent Units relate vest.

4.	Vesting. The Shares subject to this Agreement shall be eligible to vest as stated in Appendix A based on the achievement of the performance goals set forth therein.

5.
Payment of Shares. Subject to Section 19 of this Agreement, the number of Shares achieved and vested pursuant to clause (b) in Appendix A and Section 8 shall be issued to Grantee within 2½ months after the Vesting Date (as defined in Appendix A) or, if later, the date on which the Shares are distributable pursuant to the terms of the Company’s Stock Deferral Plan.

6.	Rights of Grantee with Respect to Shares Delivered. Grantee shall enjoy all shareholder rights with respect to Shares that have been issued and delivered, subject to any restrictions on sale imposed by any share ownership restrictions that are in place as of the date of this Agreement.

7.
Termination of Service. Except as provided in Sections 8 or 9, in the event that, prior to the Vesting Date, Grantee’s employment and consultancy with the Company and its Subsidiaries terminates for any reason, the Shares subject to this Agreement shall immediately expire and no additional Shares or payments shall be issued and delivered or paid to Grantee pursuant to this Agreement. In the event of a dispute as to the date of termination of Grantee’s employment or consultancy for purposes of the Plan, such date shall be determined by the Committee, in its sole discretion, which determination shall be final.

8.	Death, Qualifying Disability, or Qualifying Retirement.

(a)
Death/Qualifying Disability. In the event of Grantee’s death or termination of employment or consultancy with the Company and its Subsidiaries as a result of Grantee’s Qualifying Disability, in either case, occurring prior to the Vesting Date, the number of Shares subject to this Agreement that shall vest and become issued to Grantee (or his or her estate or designated beneficiary, as applicable) within 2½ months after the Vesting Date shall equal the Shares (if any) that are achieved pursuant to Appendix A of this Agreement, subject to any delay of issuance as required under Section 19 of this Agreement. Upon such payment, the Agreement shall expire and no additional Shares or payments shall be issued and delivered or paid to Grantee (or his or her estate or designated beneficiary, as applicable) pursuant to this Agreement.

For purposes of this Agreement, a “Qualifying Disability” shall mean a Disability, as defined below, which the Committee determines is expected to prevent the Grantee from thereafter engaging in any gainful employment. For purposes of this Agreement, a “Disability” shall mean a total and permanent disability as defined in section 22(e)(3) of the Code. The determination of whether Grantee’s Disability is a Qualifying Disability shall be made by the Committee in its sole discretion, and such determination shall be final.

(b)
Qualifying Retirement. In the event of Grantee’s Qualifying Retirement occurring prior to the Vesting Date, the number of Shares subject to this Agreement that shall vest and become issued to Grantee (or his or her estate or designated beneficiary, as applicable) within 2½ months after the Vesting Date shall equal the total Shares (if any) that are achieved pursuant to Appendix A of this Agreement, prorated to reflect the number of full months in the Performance Period during which Grantee was employed by or engaged to provide consulting services to the Company or its Subsidiaries. The issuance of these vested Shares may be delayed as required under Section 19 of this Agreement. Upon such payment, the Agreement shall expire and no additional Shares or payments shall be issued and delivered or paid to Grantee pursuant to this Agreement. Any Shares that can never be achieved following the Qualifying Retirement under the terms of this paragraph will be immediately forfeited and returned to the Plan share reserve on the Qualifying Retirement at no additional cost to the Company.
For purposes of this Agreement, “Qualifying Retirement” shall mean a voluntary termination of employment and consultancy by Grantee if Grantee is, on the effective date of such termination, at least 60 years of age and has worked for the Company or one of its Subsidiaries for the preceding five (5) years.

9.
Termination without Cause following a Change in Control. If, within 12 months following a Change in Control (as defined below) in which the award referenced in this Agreement is assumed or continued, the Grantee’s continuous service as an employee or consultant with the Company and its Subsidiaries is terminated by the Company or the applicable Subsidiary without Cause (as defined below), the Company shall issue to the Grantee the number of Target Shares indicated as “Number of Target Shares” set forth above, without regard to the performance conditions described in Appendix A; provided, however, that if such termination of service occurs after the end of the Performance Period but before the Committee certifies the performance level achieved in accordance with Appendix A, then the Shares subject to this Agreement shall remain outstanding until completion of such certification and the Company shall issue to the Grantee the number of Shares, if any, that are earned as determined in accordance with Appendix A; provided, further, that if such termination of service occurs after the Committee certifies the performance level achieved in accordance with Appendix A but before the Vesting Date, then, to the extent that any Shares became earned in accordance with Appendix A, the Company shall issue to the Grantee such number of earned Shares. The Company shall issue such Shares not later than one calendar month after the date of the Grantee’s termination of service; provided, however, that if such termination occurs after the end of the Performance Period but before the Vesting Date, then the Company shall issue such Shares not later than one calendar month after the later of (i) the date of the Grantee’s termination of service and (ii) date on which the Committee certifies the performance level achieved in accordance with Appendix A. Upon such issuance the Agreement shall expire and no additional Shares or payments shall be issued and delivered to Grantee pursuant to this Agreement. Notwithstanding the foregoing, if the Grantee is a participant in the Company’s Executive Severance Benefit Plan and/or the Company’s Change in Control Severance Plan (collectively, the “Severance Plans”), then the treatment of the Shares subject to this Agreement upon a termination of the Grantee’s employment without Cause shall be governed by the terms and conditions of the applicable Severance Plan in lieu of the terms and conditions of this Agreement.

(a)
For purposes of this Agreement, the term “Change in Control” shall mean the occurrence of a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company.

In determining whether an event shall be considered a “change in the ownership,” a “change in the effective control” or a “change in the ownership of a substantial portion of the assets” of the Company, the following provisions shall apply: (i) a “change in the ownership” of the Company shall occur on the date on which any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company, as determined in accordance with Treasury Regulation §1.409A-3(i)(5)(v); (ii) a “change in the effective control” of the Company shall occur on the date on which a majority of the members of the Company’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election, as determined in accordance with Treasury Regulation §1.409A-3(i)(5)(vi); and (iii) a “change in the ownership of a substantial portion of the assets” of the Company shall occur on the date on which any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions, as determined in accordance with Treasury Regulation §1.409A-3(i)(5)(vii). A transfer of assets shall not be treated as a “change in the ownership of a substantial portion of the assets” when such transfer is made to an entity that is controlled by the shareholders of the Company, as determined in accordance with Treasury Regulation §1.409A-3(i)(5)(vii)(B).

(b)
For purposes of this Agreement, the term “Cause” shall mean, with respect to the Grantee, unless otherwise provided in an applicable agreement between the Grantee and the Company or any of its Subsidiaries: (i) any material violation by the Grantee of any law or regulation applicable to the business of the Company; (ii) the Grantee’s conviction for, or plea of no contest to, a felony or a crime involving moral turpitude; (iii) the Grantee’s commission of an act of personal dishonesty that is intended to result in the substantial personal enrichment of the Grantee (excluding inadvertent acts that are promptly cured following notice); (iv) continued material violations by the Grantee of the Grantee’s lawful and reasonable duties of employment (including, but not limited to, compliance with material written policies of the Company and material written agreements with the Company), which violations are demonstrably willful and deliberate on the Grantee’s part, but, if such violation is curable, only after the Company has delivered a written demand for performance to the Grantee that describes the basis for the Company’s belief that the Grantee has not substantially performed the Grantee’s duties and the Grantee has not cured within a period of 15 days following notice; (v) the Grantee’s willful failure (other than due to physical incapacity) to cooperate with an investigation by a governmental authority or the

Company of the Company’s business or financial condition; (vi) any other willful misconduct or gross negligence by the Grantee that is materially injurious to the financial condition or business reputation of the Company; or (vii) a material breach of the Grantee’s fiduciary duty to the Company.

10.
Change in Control. In the event a Change in Control in which the award referenced in this Agreement is not being assumed or continued occurs during the Performance Period, and Grantee remains employed by the Company or its Subsidiaries until the date of such Change in Control, the Company shall issue to Grantee the greater of (a) the number of Target Shares indicated as “Number of Target Shares” set forth above, without regard to the performance conditions described in Appendix A, or (b) the number of Shares that would be achieved pursuant to Appendix A if the Performance Period ended on the last day of the Company’s calendar quarter immediately preceding the first public announcement of the Change in Control as if such day were the last day of the Performance Period for purposes of determining the number of Shares achieved in accordance with Appendix A; provided that in lieu of issuing such Shares, the Company may, in the sole discretion of the Committee, make a cash payment to Grantee in an amount equal to the Fair Market Value of such number of vested Shares determined under this paragraph less any applicable withholding taxes. The Company shall issue such Shares or make such payment not later than one calendar month after the date of the Change in Control. Upon such issuance or payment the Agreement shall expire and no additional Shares or payments shall be issued and delivered or paid to Grantee pursuant to this Agreement. For the avoidance of doubt, if a Change in Control occurs after the Performance Period but before the Vesting Date, the number of Shares achieved will be determined pursuant to the terms and conditions set forth in Appendix A.

11.
Nontransferability of this Agreement. Neither this Agreement nor the Shares subject to this Agreement may be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of, other than by will, the laws of descent and distribution or pursuant to beneficiary designation procedures approved by the Company, and any such attempted action shall be void.

12.
Withholding Taxes. The vesting and issuance of Shares and the payment of cash to Grantee is a taxable event for which the Company is obligated to withhold taxes. Grantee agrees to pay to the Company an amount sufficient to provide for any federal, state, and local withholding taxes, including FICA taxes, in connection with the issuance and delivery of any Shares by the Company to Grantee. Grantee may satisfy this withholding obligation by electing in writing (i) to transfer from Grantee’s Fidelity cash account an amount sufficient to satisfy the withholding obligation, or (ii) to have the Company withhold from the Shares otherwise to be delivered to Grantee that number of Shares that would satisfy the withholding obligation. In the absence of a timely election by Grantee, the Committee will use option (ii).

If the Committee withholds Shares to satisfy the withholding obligation, the following rules apply:

(a)	The value of the Shares withheld or transferred must equal (or exceed by at most a fractional Share) the minimum withholding obligation.

(b)	The value of the Shares withheld or transferred shall be the Fair Market Value determined as of the Vesting Date.

13.
Exclusion of Shares from Compensation. Shares issued and delivered to Grantee pursuant to the Plan will not constitute compensation to Grantee for purposes of any retirement, life insurance or other employee benefit plan of the Company.

14.	Termination of Agreement. This Agreement shall terminate when no further Shares may be delivered to Grantee pursuant to this Agreement.

15.
Governing Law. This Agreement is governed by, and subject to, the laws of the State of Oregon, as provided in the Plan. For purposes of litigating any dispute that arises under this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Oregon, and agree that such litigation shall be conducted in the appropriate state or federal court of Oregon.

16.
Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to the award referenced in this Agreement or to participation in the Plan or to future awards that may be granted under the Plan by electronic means or to request Grantee’s consent to participate in the Plan by electronic means. Grantee hereby consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

17.
Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

18.
Insider Trading Restrictions. Grantee acknowledges that Grantee may be subject to insider trading restrictions, which may affect his or her ability to acquire or dispose of Shares or rights to Shares (e.g., restricted stock units) acquired under the Plan during such times as Grantee is considered to have “inside information” regarding the Company. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. Grantee is responsible for ensuring compliance with any applicable restrictions and is advised to consult his or her personal legal advisor on this matter.

19.
Section 409A. Notwithstanding anything in the Plan, this Agreement or any other agreement (whether entered into before, on or after the Grant Date) to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Shares is accelerated in connection with Grantee’s “separation from service” within the meaning of Section 409A, as determined by the Company, other than due to death, and if (x) Grantee is a U.S. taxpayer and a “specified employee” within the meaning of Section 409A at the time of such separation from service and (y) the payment of such accelerated Shares will result in the imposition of additional tax under Section 409A if paid to Grantee on or within the six (6) month period following Grantee’s separation from service, then the payment of such accelerated Shares will not be made until the date six (6) months and one (1) day following the date of Grantee’s separation from service, unless Grantee dies following his or her separation from service, in which case, the Shares will be paid in Shares to Grantee’s estate as soon as practicable following his or her death. It is the intent of this Agreement that it and all payments and benefits to U.S. taxpayers hereunder be exempt from, or comply with, the requirements of Section 409A so that none of the Shares provided under this Agreement will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt or so comply. Each payment payable to a U.S. taxpayer under this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). For purposes of this Agreement, “Section 409A” means Section 409A of the Code, and any final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

20.
Clawback. The Shares issued to Grantee hereunder (including any proceeds, gains or other economic benefit received by the Grantee from a subsequent sale of Shares issued upon vesting) will be subject to any compensation recovery or clawback policy implemented by the Company before the date of this Agreement or any such policy implemented by the Company after the date of the Agreement in order to comply with the requirements of applicable laws.

FLIR SYSTEMS, INC.                GRANTEE

James J. Cannon                    Name
President and Chief Executive Officer        Signed Electronically

APPENDIX A
Vesting. Fifty percent (50%) of the Target Shares indicated as “Number of Target Shares” set forth above will be eligible to vest as stated in this Appendix A based on achievement of an increase in the Company’s annual Adjusted EBITDA (as defined below) at a compound annual growth rate (“CAGR”) of at least [__]% during the Performance Period (the “Adjusted EBITDA Shares”). Fifty percent (50%) of the Target Shares indicated as “Number of Target Shares” set forth above will be eligible to vest as stated in this Appendix A based on achievement of an increase in the Company’s annual Organic Revenue (as defined below) at a CAGR of at least [__]% during the Performance Period (the “Organic Revenue Shares”). For purposes of this Agreement, the “Performance Period” shall be the period beginning on and including [__] and ending on and including [__].

(a)
Performance Vesting. Subject to (i) Grantee’s continuous service as an employee or consultant with the Company or its Subsidiaries through [__] (the “Vesting Date”) and (ii) except as provided in Sections 8, 9 or 10 of this Agreement, the certification by the Committee of the performance level achieved in accordance with clause (b) below, Grantee shall become vested in the number of Shares that are achieved pursuant to clauses (a) and (b) of this Appendix A. The number of Adjusted EBITDA Shares that are achieved shall be determined by multiplying the number of Adjusted EBITDA Shares by the Payout percentage amount identified in the table below that corresponds to Company Adjusted EBITDA CAGR performance for the Performance Period determined by the Committee in accordance with clause (b) below. The number of Organic Revenue Shares that are achieved shall be determined by multiplying the number of Organic Revenue Shares by the Payout percentage amount identified in the table below that corresponds to Company Organic Revenue CAGR performance for the Performance Period determined by the Committee in accordance with clause (b) below. The aggregate number of Shares that are achieved, if any, shall be equal to the sum of (i) the number of Adjusted EBITDA Shares that are achieved, if any, and (ii) the number of Organic Revenue Shares that are achieved, if any, in each case as determined in accordance with clauses (a) and (b).

Achievement Level	Adjusted EBITDA CAGR(1) (weighted 50%)	Organic Revenue CAGR(1) (weighted 50%)	Payout(2)
Below Threshold	<[__]%	<[__]%	0%
Threshold	[__]%	[__]%	[60]%
Target	[__]%	[__]%	[100]%
Maximum	[__]% or above	[__]% or above	[200]%

(1) For purposes of calculating CAGR, annual Adjusted EBITDA or annual Organic Revenue, as applicable, for the fiscal year ended [__] will be the base year and annual Adjusted EBITDA or annual Organic Revenue, as applicable, for the fiscal year ending [__] will be the year for which final annual Adjusted EBITDA or annual Organic Revenue, as applicable, for the Performance Period is determined. For the avoidance of doubt, CAGR achievement during any interim period will not result in any Shares becoming eligible to vest (except as otherwise provided in Section 10 of this Agreement).
(2) For performance falling between the achievement levels in the table above, the actual payout percentage will be calculated by linear interpolation between (i) the two identified CAGR achievement levels represented as percentages of the CAGR target and (ii) the two payout percentages set forth in the applicable “Payout” column that correspond to the two identified CAGR achievement levels.
All calculations of CAGR and the relevant Payout percentages will be rounded to the nearest 0.01% with the final result rounded to the nearest 0.1% for determination of achievement.

a.	Award Payout and Determination.
CAGR. Except as provided in Sections 8, 9 and 10 of this Agreement, between [__] and [__], the Committee will certify whether and to what extent CAGR for each metric was achieved during the full Performance Period and, the total number of Shares (if any) that will vest on the Vesting Date (determinations resulting in fractional shares will be rounded up to the nearest whole share).
In no event may Grantee achieve or vest in a number of shares that is more than 200% of the Target Shares indicated as “Number of Target Shares” above.
Any Shares that are not achieved will be immediately forfeited and returned to the Plan share reserve at no additional cost to the Company. In addition, any achieved Shares that do not vest on the Vesting Date will be immediately forfeited and returned to the Plan share reserve at no additional cost to the Company.
“Adjusted EBITDA” means the Company’s adjusted net income (net income that is adjusted for certain items that the Company does not consider in its evaluation of ongoing operating performance in accordance with the Company’s accounting policies) before interest, income taxes, depreciation, and amortization, and excluding the impact of acquisitions, dispositions and the translation impact of foreign currency rate changes. For the avoidance of doubt, Adjusted EBITDA attributed to a business divested during the Performance Period shall be excluded from the [__] base year annual Adjusted EBITDA and all annual periods in the Performance Period for purposes of calculating the CAGR.

Further, all Adjusted EBITDA attributable to each business acquired during the Performance Period shall be excluded from the annual Adjusted EBITDA in each annual period in the Performance Period for purposes of the CAGR calculation.
“Organic Revenue” means the Company’s total revenues, as determined under GAAP and recorded in the Company’s audited financial statements, excluding the impact of acquisitions, dispositions and the translation impact of foreign currency rate changes. For the avoidance of doubt, Organic Revenue attributed to a business divested during the Performance Period shall be excluded from the [__] base year annual Organic Revenue and all annual periods in the Performance Period for purposes of calculating the CAGR. Further, all Organic Revenue attributable to each business acquired during the Performance Period shall be excluded from the annual Organic Revenue in each annual period in the Performance Period for purposes of the CAGR calculation.